June 6, 2016

Janus Detroit Street Trust

151 Detroit Street

Denver, CO 80206-4805

Re:	Public Offering of Janus Detroit Street Trust and its Series

Ladies and Gentlemen:

I serve as Vice President and Chief Legal Counsel for Janus Detroit Street Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of a post-effective amendment to the Trust’s registration statement on Form N-1A (File Nos. 333-207814; 811-23112) with respect to the proposed sale of an indefinite number of shares of beneficial interest, $0.001 par value (“Shares”), of The Organics ETF, The Health and Fitness ETF, The Obesity ETF and The Long-Term Care ETF, (each, a “Fund” and together, the “Funds”), under the Securities Act of 1933, as amended.

I have examined the Trust’s Amended and Restated Trust Instrument and Amended and Restated Bylaws, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, the exemptive orders applicable to the Trust issued by the SEC under the Investment Company Act of 1940, as amended, permitting the Trust to operate as an exchange-traded fund (“Orders”), and such other records and documents as I have deemed relevant. Based upon such examination, the Trust is in compliance with each of the conditions contained in the applications, as amended, for the Orders. Furthermore, based upon the foregoing, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust’s registration statement, such Shares will be validly issued, fully paid and nonassessable, and purchasers of such Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust’s registration statement to establish and designate each Fund and Shares offered by each Fund with the SEC (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,

/s/ Stephanie Grauerholz

Chief Legal Counsel, Vice President

and Secretary